CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN

OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL

TREATMENT FILED WITH THE COMMISSION.

THE OMITTED PORTIONS ARE INDICATED BY [**].

Exhibit 10.2

UNITED STATIONERS INC.

2004 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”), dated August 19, 2011, (the “Award Date”), is by and between P. Cody Phipps (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”). The Company and the Participant have entered into an amended and restated Employment Agreement of even date herewith (the “Employment Agreement”).

In the exercise of its discretion to grant awards under the Plan, the Committee has determined that the Participant should receive an award of restricted stock units (“Units”) under the Plan, on the following terms and conditions:

1.	Grant. The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) consisting of 100,000 restricted stock units (the “Units”), each Unit that vests representing the right to receive one share of the Company’s common stock as provided in Section 5 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.	No Rights as a Stockholder. The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.	Vesting; Effect of Date of Termination. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates (as defined below), on which Units subject to this Award vest as provided in this Section 3.

(a)	Subject to paragraphs 3(b) through 3(g), (i) 60,000 of the Participant’s Units (the “Tranche A Units”) will be eligible to vest on June 30, 2016 if the Participant’s Date of Termination has not occurred before that date, but will vest only to the extent the Tranche A Units have been earned as provided in Section 4 during the applicable performance period from July 1, 2011 through June 30, 2016 (the “Tranche A Performance Period”); and (ii) 40,000 of the Participant’s Units (the “Tranche B Units”) will be eligible to vest on December 31, 2015 if the Participant’s Date of Termination has not occurred before that date, but will vest only to the extent the Tranche B Units have been earned as provided in Section 4 during the applicable performance period from January 1, 2012 through December 31, 2015 (the “Tranche B Performance Period” and, together with the Tranche A Performance Period, the “Performance Periods”). June 30, 2016 and December 31, 2015 are each referred to herein as a “Scheduled Vesting Date” and collectively as the “Scheduled Vesting Dates.” If the Participant’s Date of Termination occurs for any reason before a Scheduled Vesting Date, then the Participant’s Units that were eligible to vest on that date will be forfeited on and after the Participant’s Date of Termination, except as provided in paragraphs 3(b) through 3(g).

(b)

If the Participant’s Date of Termination occurs before a Scheduled Vesting Date by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 3(h)), a portion of the Units from the Tranche eligible to vest on that date will become vested as of the Participant’s Date of Termination. With respect to Tranche A Units, that portion shall be equal to a number of Units determined by multiplying the number of Tranche A Units by a fraction, the numerator of which shall be the number of whole months elapsed from July 1, 2011 to the Date of Termination (not to exceed sixty), and the denominator of which shall be sixty. With respect to Tranche B Units, that portion shall be equal to a number of Units determined by multiplying the number of Tranche B Units by a fraction, the numerator of which shall be the number of whole months elapsed from January 1, 2012 to the Date of Termination (not to exceed forty-eight), and the denominator of which shall be forty-eight. Any remaining Units subject to this Award that do not vest as provided in this paragraph shall be forfeited.

(c)	If the Participant’s Date of Termination occurs before a Scheduled Vesting Date by reason of the Participant’s Retirement (as defined in paragraph 3(i)), then the Units from the Tranche eligible to vest on that date will vest on the applicable Scheduled Vesting Date to the extent that the Units have been earned as provided in Section 4, but only if the following conditions have been satisfied: (i) the Participant has provided the Company with written notice of his or her intent to retire at least 3 months prior to the Participant’s Date of Termination (but such advance notice shall not be required if Retirement occurs as a result of Participant’s involuntary separation from service without Cause, Participant’s death or Disability, or Participant’s separation from service for Good Reason); and (ii) the Participant executes, within 30 days after the Company’s delivery of such release to the Participant following such Date of Termination, a release of claims in such form as the Company may prescribe and reaffirms the Participant’s agreement not to compete applicable under the Employment Agreement. If these conditions are not satisfied, unvested Units as of the Date of Termination shall be forfeited.

(d)	If the Participant’s Date of Termination occurs before a Scheduled Vesting Date by reason of the Participant’s involuntary termination of employment by the Company or its Subsidiaries without Cause or Participant’s voluntary termination due to Good Reason, then the Units from the Tranche eligible to vest on that date will vest on the applicable Scheduled Vesting Date to the extent the Units have been earned as provided in Section 4, but only if the Participant executes a release of claims in accordance with the Employment Agreement and reaffirms the Participant’s agreement not to compete applicable under the Employment Agreement. If these conditions are not satisfied, unvested Units as of the Date of Termination shall be forfeited. For purposes of this Agreement, “Cause” and “Good Reason” shall have the respective meanings defined in the Employment Agreement.

(e)	If a Change of Control occurs after the Award Date but prior to a Scheduled Vesting Date and the Participant’s Date of Termination, then 50% of the Units from the Tranche eligible to vest on that Scheduled Vesting Date will become fully vested as of the date of such Change of Control. The Units from the Tranche eligible to vest on that Scheduled Vesting Date that do not vest in accordance with the previous sentence shall thereafter remain eligible to vest and shall vest on that Scheduled Vesting Date if (subject to paragraph 3(f)) the Participant’s Date of Termination does not occur prior to such Scheduled Vesting Date (without regard to whether such Units have been earned as provided in Section 4).

(f)	If, before a Scheduled Vesting Date but after a Change of Control described in paragraph 3(e), the Participant’s Date of Termination occurs by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, all of the Units from the Tranche eligible to vest on that Scheduled Vesting Date that did not immediately vest as a result of the Change of Control as provided in paragraph 3(e) will vest as of the Participant’s Date of Termination.

(g)

If the Participant’s Date of Termination occurs after the Award Date, before a Scheduled Vesting Date and during an Anticipated Change of Control by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant’s voluntary termination for Good Reason, and a Change of

Control then occurs within two years following the Participant’s Date of Termination, then the Units from the Tranche that remain eligible to vest on that Scheduled Vesting Date in accordance with paragraph 3(d) will become fully vested as of the date of such Change of Control. If such termination occurs prior to an Anticipated Change of Control, then the Units from the Tranche that remain eligible to vest on that Scheduled Vesting Date shall vest in such proportion as equals (i) the maximum number of such Units otherwise eligible to vest on the date of that Scheduled Vesting Date multiplied by (ii) the fraction the numerator of which is the number of days from the Award Date to the date of the Change of Control and the denominator of which is the number of days from the Award Date to the Scheduled Vesting Date.

(h)	For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(i)	For purposes of this Agreement, “Retirement” means the Participant’s separation from service (as defined in the regulations promulgated under Code Section 409A) occurring after the Participant has reached age 60 and has completed at least 10 years of Service with the Company and its Subsidiaries.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.	Earned Units. The number of Units subject to this Award that the Participant will be deemed to have earned (“Earned Units”) and that may therefore vest in accordance with this Agreement as of each Scheduled Vesting Date will be determined by the extent to which the Company has satisfied the applicable performance-based objectives for the applicable Performance Period as set forth in Appendix A to this Agreement. Any Units from a Tranche eligible to vest on a Scheduled Vesting Date that are not earned and do not vest as of that Scheduled Vesting Date will be forfeited.

5.	Settlement of Units. After any Units vest pursuant to Section 3, the Company will promptly, but in no event later than two and one-half months after the end of the calendar year in which the Vesting Date occurred, cause to be issued to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one share of Stock in payment and settlement of each vested Unit. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 6, and shall be in complete satisfaction of such vested Units. If the Units that vest include a fractional Unit, the Company will round the number of vested Units down to the nearest whole Unit prior to issuance of the shares as provided herein. Notwithstanding the foregoing, if any amount shall be payable with respect to this Award as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is a “deferral of compensation” (and not a “short-term deferral”) under Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable (but not more than five days) thereafter.

6.

Tax Matters. The Committee may require the Participant, or the alternate recipient identified in Section 5, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Units are settled in shares of Stock. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (i) through a cash payment by the Participant, (ii) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (iv) any combination of clauses (i), (ii) and (iii); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii)-(iv) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

7.	Compliance with Laws. Despite the provisions of Section 5 hereof, the Company is not required to issue or deliver any certificates for shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

9.	Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock issued in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution. Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 6 hereof. Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

10.	Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan. Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

11.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

12.	Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

13.	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

14.	Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours,

UNITED STATIONERS INC.

By:	/s/ Frederick B. Hegi, Jr.

Appendix A to

Performance-Based Restricted Stock Unit Award Agreement

Earned Units and Performance-Based Objectives

Performance Periods:	Tranche A Performance Period – July 1, 2011 through June 30, 2016
Tranche B Performance Period – January 1, 2012 through December 31, 2015

Scheduled Vesting Dates:	Tranche A Units – June 30, 2016
Tranche B Units – December 31, 2015

Units in Each Tranche:	60,000 of the Units in Tranche A
40,000 of the Units in Tranche B

The determination of the number of Units that will be earned and vested as of each Scheduled Vesting Date as provided in Section 4 of the Agreement will be determined as follows:

1. The Company’s EPS Average Annual Growth Rate for the Tranche A Performance Period will be calculated as described in item 5 below.

2. Based on that EPS Average Annual Growth Rate, the number of Tranche A Units that will be earned and subject to vesting as of the Scheduled Vesting Date for Tranche A Units will be determined in accordance with the following table:

EPS Average Annual Growth Rate	# of Units Earned
Less than [**]%	0
[**]%	20,000
[**]% or greater	60,000

If the Company’s EPS Average Annual Growth Rate for the Tranche A Performance Period is between [**]% and [**]%, the corresponding number of Units earned and subject to vesting will be determined by linear interpolation between the two relevant EPS Average Annual Growth Rates shown in the table.

3. The Company’s Return on Invested Capital (“ROIC”) for each calendar year during the Tranche B Performance Period will be calculated as described in item 6 below.

4. Based on the highest ROIC achieved by the Company for any calendar year during the Tranche B Performance Period, the number of Tranche B Units that will be earned and subject to vesting as of the Scheduled Vesting Date for Tranche B Units will be determined in accordance with the following table:

ROIC	# of Units Earned
Less than [**]%	0
[**]% to [**]%	10,000
[**]% to [**]%	20,000
[**]% to [**]%	30,000
[**]% or greater	40,000

5. For purposes of this Appendix A, the Company’s “EPS Average Annual Growth Rate” for the Tranche A Performance Period means the arithmetic average of the Company’s EPS Growth Rate for each of the 12-month periods from July 1 to June 30 occurring during the Tranche A Performance Period. The Company’s EPS Growth Rate for each such 12-month period during the Tranche A Performance Period is determined by (i) subtracting from the Company’s EPS for the applicable 12-month period the Company’s EPS for the immediately preceding 12-month period, (ii) dividing that difference by the Company’s EPS for the immediately preceding 12-month period, and (iii) multiplying the result by 100%.

The Company’s EPS for any such 12-month period means the Company’s diluted earnings per share for that 12-month period, calculated using the Company’s net income for such 12-month period adjusted to exclude (A) the cumulative effect of changes in accounting policies (which include changes in generally accepted accounting principles) adopted by the Company for the relevant 12-month period, and (B) the impact of any acquisition occurring during the Tranche A Performance Period having revenue in excess of $50 million in the last full fiscal year preceding the date of the acquisition by the Company. Notwithstanding clause (B) of the preceding sentence, the Committee may, in the exercise of discretion permitted under Code Section 162(m), elect not to exclude the impact of any acquisition referenced in such clause (B) if such election would reduce the number of Units that would otherwise be earned and vested as provided in this Appendix A.

6. For purposes of this Appendix A, the Company’s Return on Invested Capital, or ROIC, for any calendar year during the Tranche B Performance Period shall be calculated according to the following formula:

ROIC =	Operating Income x (1-Tax Rate)
Invested Capital

where

•	Operating Income is the Company’s reported earnings before interest and taxes for the applicable calendar year.

•	The Tax Rate is the Company’s reported effective tax rate for the applicable calendar year.

•	Invested Capital is the Company’s twelve-month average of total assets (excluding cash and cash equivalents) minus total liabilities (excluding debt) for the applicable calendar year.

Amounts used in the calculation of ROIC shall be adjusted to exclude the same items applicable to the Tranche B Performance Period as are specified in the calculation of the Company’s net income in item 5 above, and shall similarly be subject to any exercise of the Committee’s discretion described in the last sentence of such item 5.